Exhibit 5.1

September 12, 2025

Osisko Development Corp.

1100 av des Canadiens-de-Montreal, Suite 300

Montreal, QC H3B 2S2

Re:	Osisko Development Corp. – Registration of Unit Shares and Warrant Shares

We have acted as Ontario legal counsel to Osisko Development Corp., a corporation existing under the Canada Business Corporations Act (the "Corporation"), in connection with (i) a private placement offering, comprised of (A) a "bought deal" brokered private placement of 58,560,000 units of the Corporation (each, a "Unit") at the price of US$2.05 per Unit for aggregate gross proceeds of approximately US$120,048,000.00 (the "Brokered Offering"), and (B) a non-brokered private placement of 40,505,330 Units at the price of US$2.05 per Unit for aggregate gross proceeds of approximately US$83,035,926.50 (the "Non-Brokered Offering" and, together with the Brokered Offering, the "Offering"), and (ii) the filing of a registration statement on Form F-3 (the "Registration Statement") dated September 11, 2025, filed with the U.S. Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the "Securities Act").

Each Unit was comprised of one common share of the Corporation (each, a "Common Share" and each Common Share comprising a Unit being a "Unit Share") and one-half of one Common Share purchase warrant of the Corporation (each whole warrant, a "Warrant").

The Warrants are subject to the terms and conditions of a warrant indenture dated August 15, 2025 between the Corporation and TSX Trust Company, as warrant agent (the "Warrant Indenture"). Each Warrant entitles the holder thereof to purchase one Common Share (each, a "Warrant Share") at a price of US$2.56 per Warrant Share on or prior to August 15, 2027, subject to acceleration in certain circumstances as more particularly described in the Warrant Indenture.

The Brokered Offering was completed pursuant to the terms of an underwriting agreement dated August 15, 2025 among the Corporation, BMO Nesbitt Burns Inc., RBC Dominion Securities Inc., Cantor Fitzgerald Canada Corporation and Ventum Financial Corp. (the "Underwriting Agreement"). Each subscriber of Units has executed a subscription agreement with the Corporation effective August 15, 2025 (collectively, the "Subscription Agreements")

In connection with the filing of the Registration Statement, the Corporation proposes to register up to 104,751,318 Common Shares for resale in the United States (each, a "Registered Share") by the selling shareholders named in the Registration Statement (each, a "Selling Shareholder"), with such Registered Shares being comprised of up to 69,834,212 Unit Shares (the "Registered Unit Shares") and 34,917,106 Warrant Shares (the "Registered Warrant Shares").

We have examined originals or copies, certified or otherwise to our satisfaction, of such documents and considered such questions of law as we considered necessary as a basis for our opinion, including the Registration Statement, Warrant Indenture, the Underwriting Agreement and the Subscription Agreements entered into with each Selling Shareholder (collectively, the "Transaction Documents"), the constating documents of the Corporation and certain resolutions of the board of directors of the Corporation approving, among other things: (i) the filing of the Registration Statement; (ii) the execution and delivery of, and performance of the Corporation's obligations under, each of the Transaction Documents; and (iii) the issuance of the Units, the Unit Shares, the Warrants and the Warrant Shares issuable pursuant to the exercise of the Warrants.

In all such examinations, we have assumed (i) the genuineness of all signatures, the legal capacity of all individuals signing any documents, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, whether photostatic, electronic, DocuSign (or similar), certified or otherwise, (ii) each of the parties to the Transaction Documents other than the Company has all requisite power and authority to enter into, execute and deliver the Transaction Documents and to perform its obligations thereunder and that the Transaction Documents have been authorized, executed and delivered by each of such parties and are legal, valid and binding obligations of each of them enforceable against each such parties in accordance with their respective terms, (iii) the truthfulness of all facts set forth in the public records and in certificates of public officials and (iv) the constating documents and minute books of the Company reflect all corporate proceedings of the Company, are accurate and up-to-date, and correctly reflect the directors and officers of the Company. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Corporation. Where our opinion below refers to the Registered Shares as being "fully-paid and non-assessable", such opinion assumes that all required consideration (in whatever form) has been or will be paid or provided. No opinion is expressed as to the adequacy of any consideration received.

Our opinion herein is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein now in effect. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

Based on and subject to the foregoing assumptions and qualifications, we are of the opinion that (i) the Registered Unit Shares issued on August 15, 2025, have been duly and validly issued as fully-paid and non-assessable common shares of the Corporation, and (ii) the Registered Warrant Shares issuable upon the exercise of the Warrants have been duly authorized, allotted and reserved for issuance, and, upon the exercise of the Warrants in accordance with the terms of the Warrant Indenture, including receipt by the Corporation of the required exercise price therefor, the Registered Warrant Shares, if any, will be validly issued as fully-paid and non-assessable common shares of the Corporation.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of firm's our name in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act or the rules and regulations promulgated thereunder. The opinions expressed herein are given as at the date hereof and are based upon, and subject to, legislation and regulations in effect as of the date hereof. We specifically disclaim any obligation, and make no undertaking to supplement our opinions herein, as changes in the law occur and facts come to our attention that could affect such opinions, or otherwise advise any person of any change in law or fact which may come to our attention after the date hereof.

Yours truly,

/s/ Bennett Jones LLP
BENNETT JONES LLP